EXHIBIT B

                   AGREEMENT AND PLAN OF MERGER


          Agreement and Plan of Merger (the "Plan") dated as of ______________, 1997 by and between The Beard Company, an Oklahoma corporation ("Beard"), and The NBC Company, an Oklahoma corporation ("NBC"), herein sometimes referred to as the "Surviving Corporation", Beard and NBC being sometimes hereinafter collectively referred to as the "Constituent Corporations".

                       W I T N E S S E T H :

          WHEREAS, NBC is a corporation organized and existing under and by virtue of the laws of the State of Oklahoma and having an authorized capitalization of (i) 10 million shares of common stock, par value $.001 (the "NBC Common Stock"), 100 shares of which are currently issued and outstanding, and (ii) 5 million shares of preferred stock, par value $1.00 (the "NBC Preferred Stock"), of which no shares are currently issued and outstanding. All outstanding shares of NBC Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. All outstanding shares are held of record and beneficially by Beard; and

          WHEREAS, Beard is a corporation organized and existing under and by virtue of the laws of the State of Oklahoma and having an authorized capitalization of (i) 10 million shares of common stock, par value $.001 (the "Beard Common Stock"), 2,799,074 shares of which are currently issued and outstanding, and (ii) 5 million shares of preferred stock, par value $1.00 (the "Beard Preferred Stock") of which 90,155.86 shares are currently issued and outstanding. All outstanding shares of Beard Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable; and

          WHEREAS, the respective boards of directors of each of the Constituent Corporations deem it advisable and in the best interest of each such corporation and their respective shareholders that Beard be merged with and into NBC in the manner contemplated herein and have adopted resolutions approving this Plan and have recommended that the merger of Beard with and into NBC (the "Merger") be approved and that this Plan be approved and adopted by the shareholders of the Constituent Corporations; and

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and subject to the conditions herein set forth and for the purpose of stating the terms and conditions of the Merger, the mode of carrying the same into effect, the manner and basis of converting the shares of Beard Common Stock and Beard Preferred Stock and other such details and provisions as are deemed desirable, the parties hereto have agreed and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                             ARTICLE I

          The Constituent Corporations shall be merged into a single corporation by Beard merging into and with NBC, the Surviving Corporation, which shall survive the Merger, pursuant to the provisions of the Oklahoma General Corporation Act (the "Merger"). Upon such Merger, the separate existence of Beard shall cease, and the Surviving Corporation shall become the owner, without transfer, of all rights and property of the Constituent Corporations, and shall be subject to all the liabilities of the Constituent Corporations in the same manner as if the Surviving Corporation had itself incurred them, all as provided by the Oklahoma General Corporation Act.

                            ARTICLE II

          A. On the Effective Date of the Merger, which shall be 5:00 p.m., CST, on the date Certificate of Merger is filed with the Oklahoma Secretary of State (the "Effective Date of the Merger"), the Certificate of Incorporation of NBC, as currently in effect, shall be the Certificate of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation shall be changed to The Beard Company.

          B. On the Effective Date of the Merger, the bylaws of NBC, as in effect on the Effective Date of the Merger, shall become the bylaws of the Surviving Corporation. Subsequent to the Effective Date of the Merger, such bylaws shall be the bylaws of the Surviving Corporation until they shall thereafter be duly amended.

          C. On the Effective Date of the Merger, the directors and officers of Beard shall become the directors and officers of the Surviving Corporation until their successors are duly elected and qualified.

                            ARTICLE III

          On the Effective Date of the Merger:

               (a) Each share of Beard Common Stock issued and outstanding immediately prior to the Effective Date of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into one share of NBC Common Stock.

               (b) Each outstanding share of NBC held by Beard shall be cancelled and no payment shall be made in respect thereof.

               (c) Each share and fraction thereof of Beard Preferred Stock issued and outstanding immediately prior to the Effective Date of the Merger, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into one share of NBC Preferred Stock.

                            ARTICLE IV

          This Plan shall be submitted to the shareholders of the Constituent Corporations for approval in the manner provided by applicable Oklahoma law. After approval by the vote of the holders representing not less than a majority of the issued and outstanding shares of the respective Constituent Corporations entitled to vote on the Merger, a Certificate of Merger containing this Plan shall be filed in the Office of the Secretary of State of Oklahoma.

                             ARTICLE V

          For the convenience of the parties hereto and to facilitate the filing and recording of this Plan, any number of counterparts hereof may be executed, and each such counterpart shall be deemed to be an original instrument.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed by its respective duly authorized officers as of the day and year first written above.

                                 THE BEARD COMPANY, an Oklahoma corporation


                                 By:  Herb Mee, Jr., President

ATTEST:

Rebecca G. Witcher, Secretary

                                 THE NBC COMPANY, an Oklahoma corporation


                                 By:  Herb Mee, Jr., President
ATTEST:

Rebecca G. Witcher, Secretary